                           AVERY DENNISON CORPORATION
                  COMPUTATION OF NET INCOME PER SHARE AMOUNTS

                                                                                Quarter Ended
                                                                       ------------------------------
                                                                       March 30, 1996   April 1, 1995
                                                                       --------------   -------------
(A)  Weighted average number of common shares outstanding                  52,901,661      53,434,552
     Additional common shares issuable under employee stock
       options using the treasury stock method                              1,413,679       1,614,466
                                                                          -----------     -----------
(B)  Weighted average number of common shares outstanding
       assuming the exercise of stock options                              54,315,340      55,049,018
                                                                          ===========     ===========
(C)  Net income applicable to common stock                                $40,000,000     $34,500,000
                                                                          ===========     ===========
Net income per share as reported (C divided by A)                         $       .76     $       .65
                                                                          ===========     ===========
Net income per share giving effect to the exercise of outstanding
stock options (C divided by B)                                            $       .74     $       .63
                                                                          ===========     ===========

                                  Exhibit 11